Exhibit 3.4
CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF INCORPORATION
OF
McRAE INDUSTRIES, INC.
     McRAE INDUSTRIES, INC., a Delaware corporation (the “Corporation”), does hereby certify that:
     FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).
     SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 11:59 p.m., Eastern Time, on December 1, 2005.
     THIRD: Article “FOURTH” of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following Section E and Section F to the end thereof:
     “E. Without regard to any other provision of this Certificate of Incorporation (but after giving effect to the reverse stock split and cash-out of certain fractional share interests effected pursuant to Sections C and D above), each one (1) share of Class A Common Stock issued and outstanding immediately prior to 11:59 p.m., Eastern Time, on December 1, 2005 (the “Forward Split Effective Time”) (and each fractional share held of record by any record holder of one or more whole shares of Class A Common Stock immediately prior to the Forward Split Effective Time) shall be and is hereby automatically reclassified and changed (without any further act) into two hundred (200) fully-paid and nonassessable shares of Class A Common Stock (or, with respect to such fractional shares, such lesser number of shares as may be applicable based upon such 200-for-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.
     F. Without regard to any other provision of this Certificate of Incorporation (but after giving effect to the reverse stock split and cash-out of certain fractional share interests effected pursuant to Sections C and D above), each one (1) share of Class B Common Stock issued and outstanding immediately prior to the Forward Split Effective Time (and each fractional share held of record by any record holder of one or more whole shares of Class B Common Stock immediately prior to the Forward Split Effective Time) shall be and is hereby automatically reclassified and changed (without any further act) into two hundred (200) fully-paid and nonassessable shares of Class B Common Stock (or, with respect to such fractional shares, such lesser number of shares as may be applicable based upon such 200-for-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.”
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 30th day of November, 2005.

McRAE INDUSTRIES, INC.

By:	/s/ D. Gary McRae

Name: D. Gary McRae Title: Chairman of the Board and President

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